UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2018

WESTWOOD HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31234	75-2969997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Crescent Court, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(214) 756-6900
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Mutual Fund Award to Chief Investment Officer
On April 9, 2018, Mark R. Freeman, the Company’s Chief Investment Officer, and the Company entered into a Mutual Fund Share Incentive Agreement (the “MFSI Agreement”) in the form previously filed in the Company's March 28, 2017 Form 8-K. The MFSI Agreement provides that Mr. Freeman is eligible to earn (i) $500,000 (the “Target Bonus Amount”) if the Westwood Income Opportunity Fund (the “Fund”) receives a 4-star overall rating from Morningstar for the Fund performance period that commenced on January 1, 2018 and ends on December 31, 2018 (the “Performance Period”) and (ii) $1 million (the “Maximum Bonus Amount”) if the Fund receives a 5-star overall rating from Morningstar for the Performance Period, either of which is subject to vesting as further described below. The MFSI Agreement alternatively provides that Mr. Freeman is eligible to earn (i) the Target Bonus Amount if the Fund receives a 3-star overall rating, and (ii) $1 million if the Fund receives a 4-star or 5-star overall rating, but for both (i) and (ii), only in the event the Fund is classified in the Allocation-50-70% Equity Category reported by Morningstar at the end of the Performance Period, and the Fund’s Morningstar Risk Rating for the Performance Period is “Average,” “Below Average,” or “Low.”
If the Compensation Committee determines that the Fund has received a 3, 4 or 5-star overall rating from Morningstar, then the amounts of $500,000 or $1 million, as applicable, will be notionally credited to a bookkeeping account in Mr. Freeman’s name (the “Account”) maintained by the Company and converted, on a notional basis, to a number of shares of the Fund (“Fund Shares”) equal to any bonus amount divided by the net closing value of a Fund Share on the date such bonus amount is credited to the Account. The value of the Account adjusts (up or down) to reflect changes in the net value of the Fund Shares credited to the Account. If and when distributions are paid by the Fund with respect to its shares, the Company would credit the Account with additional Fund Shares having a value equal to the amount of the distributions that would have been payable if the Fund Shares credited to the Account were issued and outstanding.
Mr. Freeman’s right to receive payment of the amount credited to the Account will vest 50% on December 31, 2019 and 50% on December 31, 2020, provided that he remains continuously employed by the Company through those dates. If Mr. Freeman’s employment terminates prior to the vesting dates above, Mr. Freeman will forfeit his rights under the MFSI Agreement, except in the case of (i) his death, (ii) his disability, or (iii) pursuant to terms specified in the employment agreement between the Company and Mr. Freeman effective January 1, 2017. Payment of the amount credited to the Account may, in the Compensation Committee’s discretion, be in Fund Shares, cash or other property, and subject to any applicable tax withholding. Payment is due within 30 days of the applicable date of vesting.
Item 8.01        Other Events.
On January 24, 2017, the Delaware Chancery Court issued an opinion in Frechter v. Zier, C.A. No. 12038-VCG, invalidating a provision of a Delaware corporation’s bylaws that required a supermajority stockholder vote to remove directors. (The corporation in the Frechter case did not have such a provision in both its certificate of incorporation and in its bylaws.) The Chancery Court held that the supermajority bylaw provision was invalid because it conflicts with Section 141(k) of the Delaware General Corporation Law (the “DGCL”), which provides that a director may be removed by vote of a simple majority of the shares then entitled to vote at an election of directors. The court in the Frechter case also noted, however, that “Section 102(b)(4) [of the DGCL] . . . provides that a certificate of incorporation may require ‘for any corporate action . . . a larger portion of the stock . . . than is required by’” the other provisions of the DGCL. (Emphasis added.)
In contrast to the Frechter case, both the certificate of incorporation and the bylaws of Westwood Holdings Group, Inc. (the “Company”) contain provisions that require a vote of the holders of two-thirds of the shares then entitled to vote at an election of directors in order to remove a director. Even though the court in the Frechter case noted that Delaware law permits supermajority voting requirements in the certificates of incorporation of Delaware corporations, the Company will not attempt to enforce the supermajority stockholder vote director removal provisions of Section 8 of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or Article III Section 4 of its Amended and Restated Bylaws (the “Bylaws”). The Company will also seek to amend its Certificate of Incorporation and Bylaws at its 2019 annual meeting of stockholders in order to provide that any of the Company’s directors or its entire board of directors may be removed, with or without cause, by vote of the holders of a simple majority of the shares then entitled to vote at an election of directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD HOLDINGS GROUP, INC.

Date: April 10, 2018	/s/ Brian O. Casey
Brian O. Casey,
President & Chief Executive Officer